Exhibit (h)(1)(ii)

APPENDIX A
TO
FUND ACCOUNTING AND ADMINISTRATION
SERVICE AGREEMENT

FUNDS TO BE SERVICED

Genter Capital Dividend Income ETF
Genter Capital International Dividend ETF
Genter Capital Municipal Quality Intermediate ETF
Genter Capital Taxable Quality Intermediate ETF
Indexperts Gorilla Aggressive Growth ETF
Indexperts Quality Earnings Focused ETF
Indexperts Yield Focused Fixed Income ETF
Langar Global HealthTech ETF
North Shore Equity Rotation ETF
Obra Defensive High Yield ETF
Obra Opportunistic Structured Products ETF
Obra High Grade Structured Products ETF
Select STOXX Europe Aerospace & Defense ETF
Tuttle Capital Inverse ESG ETF
UVA Unconstrained Medium-Term Fixed Income ETF
WarCap Unconstrained Equity ETF